UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

MERCANTILE BANK CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Shareholders

To Be Held on April 24, 2014

To our Shareholders:

The 2014 annual meeting of shareholders of Mercantile Bank Corporation will be held at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505 on Thursday, April 24, 2014, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

1.	Election of eleven directors, each for a one-year term.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014.

3.	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.

4.	Any other business that may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Friday, February 28, 2014 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, April 11, 2014.

By Order of the Board of Directors,

Michael H. Price
Chairman of the Board, President and
Chief Executive Officer

Dated: March 14, 2014

Mercantile Bank Corporation

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on April 24, 2014

*	To be voted on at the meeting

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, Michigan 49504

March 14, 2014

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on April 24, 2014

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, April 24, 2014 at 9:00 a.m., local time, at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505, and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2013 and other information is first being mailed or made available to shareholders, along with these proxy materials, on or about March 14, 2014.

Information About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent registered public accounting firm, and an advisory (non-binding) vote on the compensation of our named executive officers disclosed in this proxy statement.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Who is entitled to vote?

The Board of Directors has set February 28, 2014 as the record date for the annual meeting. If you were a shareholder of record at the close of business on the record date, February 28, 2014, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of Mercantile common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by it.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, or voting by internet or telephone, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares.

What is a proxy statement?

A proxy statement is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of The Nasdaq Stock Market (“Nasdaq”).

How many shares must be present to hold the meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or internet.

As of the record date, 8,738,608 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, trust, broker or other nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the printed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the annual meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

What does it mean if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by telephone or internet, vote once for each proxy card or voting instruction form you receive.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR the election of all of the eleven nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014;

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement; and

•	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

Can I change my proxy after submitting my proxy?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, by voting in person at the meeting, or by delivering to our Secretary a written notice of revocation. Attending the meeting will not revoke your proxy unless you specifically request to revoke it.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

What is the vote required to approve each matter?

Election of Directors.    The affirmative vote of the holders of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the common stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory approval of compensation of our named executive officers.    Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of all of the eleven nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014; and

•	FOR the advisory approval of the compensation of our executives disclosed in this proxy statement.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by us. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank of Michigan (the “Bank”), may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting

to be Held on April 24, 2014:

Our proxy statement and 2013 annual report are available at

www.edocumentview.com/MBWM.

Stock Ownership of Certain Beneficial Owners and Management

The following table presents information regarding the beneficial ownership of our common stock, as of February 1, 2014, by each of our current directors, each nominee for election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Class Beneficially Owned(15)
Kirk J. Agerson•	2,205	(2)	*
David M. Cassard•	20,563	(3)	*
Edward J. Clark•	47,322	(4)	*
John F. Donnelly•	2,200	(5)	*
Michael D. Faas•	12,700	(6)	*
Doyle A. Hayes•	9,453	(7)	*
Susan K. Jones•	8,429	(8)	*
Robert B. Kaminski, Jr.•	49,167	(9)	*
Calvin D. Murdock•	28,498	(10)	*
Michael H. Price•	88,558	(11)	1.0%
Timothy O. Schad•	12,025	(12)	*
Charles E. Christmas	51,610	(13)	*
All directors and executive officers as a group (12 persons)	332,730	(14)	3.8%

•	Member of our Board of Directors.

*	Less than 1%.

(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of February 1, 2014 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares	Name	Shares	Name	Shares
Mr. Agerson	0	Mr. Faas	0	Mr. Murdock	578
Mr. Cassard	578	Mr. Hayes	578	Mr. Price	7,618
Mr. Clark	578	Mrs. Jones	578	Mr. Schad	0
Mr. Donnelly	0	Mr. Kaminski, Jr.	6,486	Mr. Christmas	6,199

(2)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(3)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(4)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006 and 1,164 shares that Mr. Clark has the power to vote and dispose of as custodian of four accounts of grandchildren.

(5)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(6)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(7)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(8)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(9)	Includes 5,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006 and 15,069 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(10)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006, 13 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend’s child, and 1,620 shares owned by one of Mr. Murdock’s relatives in which he has no pecuniary interest and for which he has been granted power of attorney.

(11)	Includes 8,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006 and 11,163 shares that Mr. Price owns under the Bank’s 401(k) plan.

(12)	Includes 1,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006.

(13)	Includes 5,000 shares of restricted stock awarded under our Stock Incentive Plan of 2006 and 25,886 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 1,276 shares that Mr. Christmas’ spouse, who was previously employed by the Bank, owns under the Bank’s 401(k) plan as well as 309 shares that she owns in her IRA.

(14)	Includes 23,193 shares that such persons have the right to acquire within 60 days of February 1, 2014 pursuant to stock options, 27,000 shares of restricted stock awarded under our stock-based compensation plans, and 53,394 shares that such persons own under the Bank’s 401(k) plan.

(15)	The percentages shown are based on the 8,738,608 shares of our common stock outstanding as of February 1, 2014, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2014. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after February 1, 2014 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

Stock Owned by 5% Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding shares of common stock as of February 14, 2014.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class Beneficially Owned
Bruce and Mary Visser
1946 Turner NW
Grand Rapids, Michigan 49504(1)	823,762.199	9.4%
Banc Fund VI L.P.
20 North Wacker Drive, Suite 3300
Chicago, IL 60606(2)	600,371	6.9%
Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210(3)	862,045	9.9%

(1)	This information is based on a Schedule 13G, Amendment No. 5, filed with the SEC on February 14, 2014, signed by Bruce G. Visser and Mary V. Visser. The Schedule 13G discloses that each has shared voting and dispositive power over the 823,762.199 shares.

(2)	The information is based on a Schedule 13G, Amendment No. 1, filed with the SEC on February 14, 2014, jointly on behalf of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. (collectively the “Banc Fund Group”). The Banc Fund Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2013. The Banc Fund Group reported aggregate beneficial ownership of 600,371 shares, including 0 shares beneficially owned by Banc Fund VI L.P., 117,112 shares beneficially owned by Banc Fund VII L.P. and 483,259 shares beneficially owned by Banc Fund VIII L.P.

(3)	This information is based on a Schedule 13G, Amendment No. 1, filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington”). The Schedule 13G discloses that Wellington, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2013. Wellington reported aggregate beneficial ownership of 862,045 shares, with shared voting power over 692,152 shares and shared dispositive power over 862,045 shares.

Proposal #1

Election of Directors

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our Board of Directors currently has eleven members. Our directors are elected annually to one-year terms.

Our Board of Directors has nominated Kirk J. Agerson, David M. Cassard, Edward J. Clark, John F. Donnelly, Michael D. Faas, Doyle A. Hayes, Susan K. Jones, Robert B. Kaminski, Jr., Calvin D. Murdock, Michael H. Price, and Timothy O. Schad, as directors for election at this year’s annual meeting for one-year terms expiring at the 2015 annual meeting. Each of the nominees is presently a director whose term expires at this year’s annual meeting.

Our Board of Directors recommends that you vote FOR each of the eleven nominees named above. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the eleven nominees.

All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected, as well as the other nominees. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is information about the nominees for election as directors. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or its Governance and Nominating Committee. Each nominee and continuing member of our Board of Directors is also a director of the Bank. There are no family relationships among any of our directors, nominees for director and executive officers, except that Mr. Agerson’s son and Mr. Cassard’s daughter are married to each other.

Kirk J. Agerson, age 61

Director since 2011

Dr. Agerson is a medical doctor, and has practiced as a physician since 1977. He received his medical degree from the University of Michigan Medical School, and serves as an Assistant Clinical Professor of Family Medicine at the Michigan State University College of Human Medicine. Dr. Agerson’s ongoing successful management of his private medical practice in Grand Rapids for over three decades, involvement as an Assistant Clinical Professor at a local college of medicine and role as Medical Director at West Michigan Physicians Network, an organization of independent physicians dedicated to supporting their practices and encouraging quality patient care, were contributing factors in our determination that he should serve on our Board.

David M. Cassard, age 60

Director since 2001

Mr. Cassard is retired. He is the former Chairman of Waters Corporation, a commercial real estate investment and management company. He served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids and was a member of the Boards of Directors of First Michigan Bank Corporation and Butterworth Hospital. He holds membership in the American Institute of CPAs, the Michigan Association of CPAs and the Institute of Real Estate Management. Mr. Cassard’s combination of financial expertise and commercial real estate management experience were key factors in our determination that he should be a member of our Board. His strong accounting background was also considered, as Mr. Cassard serves as Chairperson of our Audit Committee.

Edward J. Clark, age 69

Director since 1998

Mr. Clark is the Chairman and Chief Executive Officer of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. He is a graduate of Ohio State University (BSc) and the University of Pennsylvania (MBA). Mr. Clark is a member of the Board of Trustees of the Grand Valley State University Foundation. He is Chairman of the Membership Committee of the Grand Valley State University Foundation, and on the Advisory Board of the Seidman School of Business. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of First Michigan Bank-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Metropolitan YMCA, the Grand Rapids Symphony Orchestra, Red Cross of Kent County, The Blodgett/Butterworth Foundation, St. Mary’s Hospital, The Business and Institutional Furniture Manufacturer’s Association, the Ohio State University Alumni Association, and the Grand Rapids Employers’ Association. Mr. Clark’s experience leading and managing a substantial seating and furniture business, and involvement and relationships in the community, led us to conclude that he should serve on our Board.

John F. Donnelly, age 61

Director since 2011

Mr. Donnelly worked for Donnelly Corporation, a global automotive supplier, from 1977 until his retirement in 2003. His position at the time of his retirement was Senior Vice President of Sales and Marketing, and prior positions included Chief Operating Officer of Donnelly’s European business and Senior Vice President of Donnelly’s Modular Window business. Donnelly Corporation was acquired by Magna International in 2002. Mr. Donnelly has been a member of the Board of Directors of Community Foundation of Holland/Zeeland and has served on the Foundation’s investment committee. He previously served as Board Chair of the Black River Public Schools, Chair of the Boys and Girls Club of Greater Holland, was a member of the Board of Directors and investment committee of the Corpus Christi Foundation and also served as the Commodore of the Macatawa Bay Yacht Club. Mr. Donnelly is a graduate of the University of Michigan (B.A. in Economics) and the Massachusetts Institute of Technology (M.Sc. in Management). Mr. Donnelly’s background encompasses a vast array of experience in various positions of a global automotive supplier, along with service to multiple boards in the Holland region. His understanding of operations both on a local and international level, along with his West Michigan market knowledge and service, led us to conclude that he should serve on our Board.

Michael D. Faas, age 61

Director since 2011

Mr. Faas is the President and Chief Executive Officer of Metro Health Corporation and Metro Health Hospital in Wyoming, Michigan. He has held this position since 1994. Metro Health has an annual budget of approximately $500 million and employs approximately 2,500 individuals. Mr. Faas has over 30 years of experience in managing and overseeing hospital operations. Mr. Faas’ extensive experience of working in various leadership positions in the health-care field led us to conclude that he should serve on our Board. His demonstrated responsibility for managing the operations of a local hospital, neighborhood outpatient centers and all the related staff brings the health-care perspective to our Board as we seek to expand relationships in this growing sector of our region.

Doyle A. Hayes, age 63

Director since 2001

Mr. Hayes has over 30 years of experience in the automotive industry and has held various positions within that industry. Currently, he is President of Pyper Placements, a professional placement and staffing organization, President of the dhayesGroup, a consulting and manufacturing business, and also serves as Business Acceleration Manager for Battle Creek Unlimited (“BCU”). At BCU, Mr. Hayes assists entrepreneurs with new business development and represents BCU in attracting business to the Calhoun County, Michigan area. From 1994 to 2009, Mr. Hayes was President and Chief Executive Officer of Pyper Products Corporation, a plastic injection molding company that supplied the auto and furniture industries. Mr. Hayes is also the majority member and past President of TalentTrax LLC, a staffing organization. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair of Metro Health Corporation. Mr. Hayes is a member of the Boards of Directors of Davenport University, Grand Valley State University Foundation, Battle Creek Chamber of Commerce, Grand Valley Metro Council, the National Small Business Association and the Advisory Board of the Seidman School of Business. Mr. Hayes is Past Chair of Small Business Association of Michigan, was formerly a Corporate Director of First Michigan Bank Corporation and is the Past Chair of the Ambulatory Care Committee of Borgess Hospital of Kalamazoo. He also formerly served as a Board Member of Borgess Hospital and a member of the Governor’s Workforce Commission. We determined that Mr. Hayes should be a member of our Board based on a number of factors. He has extensive experience managing various manufacturing concerns and demonstrated leadership ability on numerous non-profit boards. Also, as an African American deeply involved in the business community, he brings us perspectives that allow us to serve our diverse communities in a better way.

Susan K. Jones, age 64

Director since 1998

Mrs. Jones is a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan, and has served as a Professor of Marketing since 1990. Mrs. Jones was also an associate partner of The Callahan Group, LLC, a marketing consulting firm, from 2005 to 2007, and was a partner of Callahan Group from 1998 to 2004. In addition, she has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. She enjoys an active volunteer career, currently serving as a member of the Council of 100 at Northwestern University, a member of the Sustainer Planning Committee of the Junior League of Grand Rapids Sustainers, and Treasurer of the Northwestern Club of West Michigan. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, a past-president of the Arts Council of Greater Grand Rapids, and currently serves as member of the Council at the Mayflower Congregational Church, and as a trustee of the Chicago Association of Direct Marketing Educational Foundation. Mrs. Jones is a member of the Hall of Achievement of the Medill School of Journalism, Northwestern University, and is the recipient of several prestigious awards in the fields of direct and interactive marketing. Mrs. Jones’ academic background in general and her marketing expertise specifically, were important considerations in our determination that she should be a member of our Board. Also, as a female business owner, her perspective and experiences have proven valuable to us during a time when women owned businesses are more prevalent than ever.

Robert B. Kaminski, Jr., age 52

Executive Vice President, Chief Operating Officer, Secretary and a Director of Mercantile, and President, Chief Operating Officer, Secretary and a Director of the Bank. Director since 2011

Mr. Kaminski joined the Bank in 1997 and has over 25 years of commercial banking experience. Before being promoted to his current position in 2007, Mr. Kaminski served Mercantile and the Bank as Senior Vice President and Secretary from 1997 to 2003, and Executive Vice President and Secretary from 2003 to June of 2007. In addition, he has served as the Bank’s Chief Operating Officer since 2000. Mr. Kaminski serves on the Boards of Directors and Executive Committees for Boys and Girls Clubs of Grand Rapids Youth Commonwealth and Camp O’Malley, the Board of Directors of A.C.T. Artists Creating Together, and the West Michigan Policy Forum. He is also currently the Chairperson of the American Diabetes Association 2014 Father of the Year Council. Mr. Kaminski’s in-depth knowledge of the organization since its inception and length of experience in commercial banking were key factors in our determination that he should be a member of our Board.

Calvin D. Murdock, age 74

Director since 1997

Mr. Murdock retired October 4, 2010 from his position as President of SF Electronic Supply, Inc. (“SF Supply”) of Grand Rapids, Michigan. He had held that position since 1994. From 1992 to 1994, he served as the General Manager of SF Supply, and in 1991, served as SF Supply’s Controller. SF Supply is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF Supply, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment. As a banking organization highly focused on lending to small businesses, Mr. Murdock’s extensive success as a small business owner led us to conclude that he should serve as a member of our Board.

Michael H. Price, age 57

Chairman of the Board, President and Chief Executive Officer of Mercantile, and Chairman of the Board and Chief Executive Officer of the Bank. Director since 1997

Mr. Price has over 30 years of commercial banking experience, and joined the Bank in 1997. Before being promoted to his current position in 2007, Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank in 1997 and 1998, and as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank from 1999 to June of 2007. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Board of Directors of Metro Health Hospital. From 2005 to 2007, he served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Mr. Price also held leadership positions on the Boards of Habitat for Humanity of Kent County, Project Rehab and Network180. Mr. Price was the founding President of our organization and has demonstrated excellent leadership qualities and a strong understanding of the fundamentals of our industry. These attributes led us to conclude that he should be a member of our Board and is the best person to serve as Chairman of our Board.

Timothy O. Schad, age 66

Director since 2007

Mr. Schad is Chairman and Chief Executive Officer of Nucraft Furniture Company, which produces high-end wood office furniture for executive offices, conference rooms and board rooms. He joined Nucraft in 1980 and served as Vice President and President prior to his appointment as Chairman and Chief Executive Officer in 1997. From 2001 to 2006, Mr. Schad also served as the Vice President for Finance and

Administration, and Treasurer, of Grand Valley State University, a master level public university with 24,000 students and campuses in Allendale, Grand Rapids, Holland, Muskegon and Traverse City, Michigan. Mr. Schad has served on the Boards of Trustees of Ferris State University and Kendall College of Art and Design. He is a graduate of Dartmouth College, Thayer School of Engineering and Harvard Business School. Mr. Schad is an active supporter of family businesses in Michigan, serving on several private company boards of directors and as a director of the Family Business Alliance in Grand Rapids. Mr. Schad’s very successful experiences in both the business and academic worlds, combined with his strong academic achievements, were the primary considerations leading us to conclude that he should be a member of our Board. His strong financial background was also considered, as Mr. Schad serves as Vice Chairperson of our Audit Committee.

A note regarding the anticipated impact of the pending merger with Firstbank on the composition of our Board of Directors and Executive Officers.

On December 12, 2013, our shareholders and the shareholders of Firstbank Corporation (“Firstbank”) overwhelmingly voted to approve an Agreement and Plan of Merger providing for the merger of Mercantile and Firstbank. The merger will be consummated once we have obtained the required regulatory approvals and the other closing conditions have been satisfied.

As disclosed previously in our prospectus regarding the merger, immediately following the effective time of the merger, the board of directors of the combined company will consist of six members, including (i) the President and Chief Executive Officer of Mercantile plus two members of Mercantile’s Board of Directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq selected by Mercantile’s Board of Directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of Firstbank’s Board of Directors who are independent for purposes of the rules of Nasdaq selected by Firstbank’s Board of Directors. Mercantile’s Board of Directors has made a non-binding determination to select David Cassard and Calvin Murdock to serve as directors of the combined company. Firstbank’s Board of Directors has selected Edward Grant and Jeff Gardner to serve as directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

The merger agreement provides that, upon completion of the merger, Thomas R. Sullivan will serve as Mercantile’s Chairman of the Board, Michael H. Price will continue to serve as Mercantile’s President and Chief Executive Officer, Robert B. Kaminski, Jr. will continue to serve as an Executive Vice President and Chief Operating Officer of Mercantile, Charles E. Christmas will continue to serve as Mercantile’s Senior Vice President and Chief Financial Officer, and Samuel G. Stone will serve as an Executive Vice President of Mercantile.

Executive Officers

Our executive officers are listed in the table below.

Name of Executive Officer	Title
Michael H. Price	Chairman of the Board, President and Chief Executive Officer of Mercantile, and Chairman of the Board and Chief Executive Officer of the Bank

Robert B. Kaminski, Jr.	Executive Vice President, Chief Operating Officer and Secretary of Mercantile, and President, Chief Operating Officer and Secretary of the Bank

Charles E. Christmas	Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

Mr. Price and Mr. Kaminski are also members of our Board of Directors, and information regarding their business experience is described above under the heading “Election of Directors.” Mr. Christmas’ business experience, for at least the past five years, is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Charles E. Christmas, age 48

Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

Mr. Christmas joined the Bank in 1998 and has more than 25 years of banking experience. Before being promoted to his current position in 2000, Mr. Christmas served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998, and Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank in 1999. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Bankers Association Funds Management Committee, is an instructor at the Michigan Bankers Association Perry Schools of Banking, serves as a Board member, Treasurer and Secretary for the Susan G. Komen — West Michigan affiliate, is a member of the Ferris State University College of Business Advisory Board and assists the Make-A-Wish Foundation of Michigan in its fundraising activities.

Corporate Governance

Director Independence

Applicable Nasdaq rules require that a majority of our Board of Directors be independent. In February of 2014, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable Nasdaq rules, with the exception of Messrs. Price and Kaminski. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2013, our Board of Directors held a total of thirteen meetings. During 2013, each director attended at least 75% of the total number of meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors then serving on our Board attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of February 28, 2014, was as follows:

Audit Committee	Compensation Committee	Governance and Nominating Committee
David M. Cassard*	David M. Cassard	Kirk J. Agerson
John F. Donnelly	Edward J. Clark	Edward J. Clark
Calvin D. Murdock	Susan K. Jones	Doyle A. Hayes*
Timothy O. Schad**	Calvin D. Murdock*	Susan K. Jones

*	Committee chairperson

**	Committee vice chairperson

Each of the members of these committees is an independent director as defined by applicable Nasdaq rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

Audit Committee. The Audit Committee has four members and met five times in 2013. The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of our independent registered public accounting firm. Our Board of Directors has determined that Messrs. Cassard, Murdock and Schad, who are members of the Audit Committee, are qualified as audit committee financial experts, as that term is defined in the rules of the SEC. Each Audit Committee member is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee had five members from January 1 through April 25, 2013, at which time Michael D. Faas resigned from the committee. From that point through the end of 2013, the committee had four members. The Compensation Committee met five times in 2013. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our directors, officers and employees. The Compensation Committee’s responsibilities and authority include:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating their performance;

•	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

•	reviewing compensation and guidelines for directors’ ownership of our stock;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking;

•	considering the results of the most recent advisory vote of the shareholders on executive compensation in making compensation determinations and recommendations;

•	recommending or making changes in compensation for directors;

•	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and

•

sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.

The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee. The Compensation Committee may confer with our Chairman, President and Chief Executive Officer regarding his compensation, and receives recommendations from him regarding the compensation for our other executive officers.

In 2013, we did not use a compensation consulting firm. No fees were paid to any compensation consulting firm in 2013.

Governance and Nominating Committee. The Governance and Nominating Committee has four members and met three times in 2013. The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West Michigan community who have been known to one or more of our Board members. The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders. We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the Governance and Nominating Committee does consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the Governance and Nominating Committee’s determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe that the composition of our Board has consistently demonstrated diversity as defined by race, gender, viewpoint, background and professional experience.

Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.

Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

Board Leadership Structure

Our Board is led by Michael H. Price, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us now is for Mr. Price to serve as both Chairman of the Board and Chief Executive Officer. Mr. Price was our founding President and Chief Operating Officer, and has been our Chairman of the Board and Chief Executive Officer since July 1, 2007; as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board. Mr. Price was one of the key individuals behind our formation in 1997 and his leadership was instrumental in the drafting and implementing of our strategic plan as well as our mission and vision statements. Mr. Price’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on our mission. Our Board believes that this dedication and focus are particularly important as we work to complete our pending merger with Firstbank.

Unlike many companies, our Board of Directors does not have an executive committee through which a chief executive officer and chairman of the board is able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees which are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participate in at least two executive sessions during the year, in which our Chairman of the Board and Chief Executive Officer does not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Governance and Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is Doyle A. Hayes.

Board Role in Risk Oversight

Our Board oversees our risk management practices. In carrying out its responsibilities, our Board appointed a Risk Management Director (our “Senior Risk Officer”). Our Senior Risk Officer, with supervision from our Board, is responsible for the definition, structure, implementation, and coordination of our risk management plan. Our Senior Risk Officer reports at least monthly to our Board.

Our Senior Risk Officer is the Chairman of our Enterprise Risk Management Committee. This committee is comprised of senior management. Its purpose is to provide high-level attention and coordination to the risk management process and to discuss and address significant risks that we face.

Our Senior Risk Officer meets at least every six months with the Compensation Committee to discuss, evaluate and review our compensation plans. The Senior Risk Officer, with the Compensation Committee, assesses whether our compensation plans encourage taking unnecessary and excessive risks that threaten our value, or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors, are provided to the entire Audit Committee and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

From January 1, 2013 through April 25, 2013, the members of our Compensation Committee were David M. Cassard, Edward J. Clark, Michael D. Faas, Susan K. Jones and Calvin D. Murdock. On April 25, 2013, Mr. Faas resigned from the committee and the remaining members continued their service throughout the year. All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries.

No member of the Compensation Committee has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K, except Calvin D. Murdock, who is a member of our Board of Directors.

Effective as of February 23, 2012, the Bank entered into a lease with SF Supply. Pursuant to the lease, beginning August 1, 2012, the Bank leased to SF Supply approximately 20,800 square feet of warehouse space and 1,200 square feet of office space at 1060 Front Avenue NW in Grand Rapids, Michigan. Mr. Murdock retired as President of SF Supply in 2010, and his son, Chad Murdock, currently serves as President of SF Supply. The initial term of the lease is five years, and SF Supply has an option to extend the lease for an additional five years. The Bank has the right to terminate the lease early on one-year’s notice and payment of a pro rata portion of any tenant improvements, subject to a specified cap, if the Bank determines that the property covered by the lease is necessary to the Bank’s operations. The rent payable by SF Supply to the Bank during the initial five-year term of the lease is approximately $5,042 per month, or about $302,500 in aggregate amount; and if the option to extend the lease for an additional five years is exercised, the rent for the sixth year is 2.5% more, with an additional 2.5% added each year, over the prior year, for the seventh through tenth years. Neither Mr. Murdock, nor his son, have an ownership interest in SF Supply, are a party to the lease, or have an interest in the lease for which there is a dollar value. Our Audit Committee has approved this lease transaction and has determined that its terms are at least as favorable to us as would have been expected if the transaction were with a person who is not related to us.

None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee, except Michael H. Price, our Chairman of the Board, President and Chief Executive Officer. Mr. Price serves on the Board of Directors of Metro Health Hospital, and the Metro Health Hospital Board’s Executive Committee and Finance Committee, and as Treasurer of Metro Health Hospital. Metro Health Hospital’s Executive Committee performs compensation committee functions for Metro Health Hospital’s Board of Directors. Michael D. Faas is a member of our Board of Directors and was a member of its Compensation Committee from January 1, 2013 through April 25, 2013. Mr. Faas serves as President and Chief Executive Officer of Metro Health Hospital.

Audit Committee Report

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting;

•	internal accounting and disclosure controls; and

•	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, and reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2013, BDO USA, LLP (“BDO”), is responsible for auditing Mercantile’s financial statements and internal control over financial reporting and for reviewing its unaudited quarterly financial statements.

The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of Mercantile’s internal control over financial reporting, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) as amended.

The Audit Committee has discussed with BDO that firm’s independence from management and Mercantile, and has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Additionally, the Audit Committee evaluates the performance of Mercantile’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. As a threshold matter, the Committee satisfies itself that the most recent PCAOB inspection report pertaining to the current firm does not contain any information that would render inappropriate its continued service as Mercantile’s independent public accountants, including consideration of the public portion of the report and discussion in general terms of the types of matters covered in the non-public portion of the report. The Audit Committee also considers: (i) the quality, efficiency and cost-effectiveness of the previous services rendered by the current auditors; (ii) the auditor’s technical expertise and knowledge of Mercantile’s operations and industry; and (iii) the effectiveness of the auditor’s audit plan and communication with management. Based on these considerations, the Audit Committee evaluated and appointed BDO as Mercantile’s independent registered public accounting firm for 2014.

Audit Committee

David M. Cassard

John F. Donnelly

Calvin D. Murdock

Timothy O. Schad

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee

David M. Cassard

Edward J. Clark

Susan K. Jones

Calvin D. Murdock

Executive Compensation

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earnings per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We have provided stock-based compensation to reward superior performance against specific objectives and long-term strategic goals. No stock-based compensation awards were granted from 2009 through 2011 reflecting stressed economic conditions and the resulting impact on our earnings performance and financial condition. Due to improved financial performance, our Compensation Committee granted restricted stock to our executive officers in 2012. No stock-based compensation awards were granted in 2013 due to the pending merger with Firstbank.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•

peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•

strategic planning effectiveness and attainment of strategic goals, ability to react to changing markets and conditions, leadership and vision provided to employees and other stakeholders, and succession planning and effectiveness;

•	regulatory requirements and results of audits and examinations;

•	amount of time and effort expended by employees for our communities;

•	rate of employee turnover;

•	content and effectiveness of our employee training;

•	results of any employee surveys;

•	general attitude of employees;

•	ability to retain and attract new employees;

•	number of new accounts being opened and the rate of turnover;

•	results of any customer surveys;

•	any customer complaints that come to our attention;

•	level and commitment of our executive officers to our communities;

•	financial commitment to our communities; and

•	community support in comparison to that of our competitors.

Our Compensation Committee’s goal is to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three-year period. In setting base salaries, consideration is given to salary compensation of executive officers with comparable qualifications, experience and responsibilities at financial institutions within our peer group. Our peer group consists of ten financial institutions of similar size conducting business in the Midwest. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. We also utilize industry compensation studies prepared by the Michigan Bankers Association and an independent public accounting firm, but to a lesser degree. The peer group comparisons are used for guidance purposes only, with the Compensation Committee taking the peer group information into consideration in determining base salaries for the executive officers; however, the Compensation Committee does not utilize benchmarks in establishing our executive officer salary compensation. The Compensation Committee intends to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance that bring continuing and increasing value to our shareholders and the communities that we serve.

In making compensation decisions for 2013, our Compensation Committee took into account our improved operating performance and financial condition, including significant improvement in our asset quality, recording net profits for 12 consecutive quarters, and a strong regulatory capital position.

Base Salary

In view of our improved operating performance and financial condition, our Compensation Committee increased the base salaries of our executive officers for 2014, which is the first increase since 2008.

Executive Officer Bonus Compensation

For most years, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

Stressed economic conditions during 2008 through 2011 put significant pressure on our earnings performance and financial condition. Although we recognize the benefits of establishing bonus plans, we neither established a plan, nor paid our executive officers bonuses, for 2011, except for the lump sum payments described below that we made to our officers on December 2, 2011. Due to our improved financial performance and in recognition that we were no longer a participant in the Capital Purchase Program, we adopted a bonus plan in 2012 for (a) Michael H. Price and (b) Robert B. Kaminski, Jr. and Charles E. Christmas, as described below, and each executive officer received a bonus payment for 2012. We adopted a bonus plan for our executive officers in 2013, and a bonus plan for the first six months of 2014, each as described below.

2014 Bonus Plan

On February 20, 2014, we adopted an executive officer bonus plan for the first six months of 2014 (the “2014 Executive Officer Plan”). The 2014 Executive Officer Plan provides for cash bonuses for Mr. Price, Mr. Kaminski, and Mr. Christmas.

The maximum amount that can be paid from the bonus pool under the 2014 Executive Officer Plan is $213,600. The bonus pool under the 2014 Executive Officer Plan, if any, is based on the achievement of targets under the following metrics for the first six months of 2014:

20%	Net loan growth
10%	Level of non-performing assets
10%	Loan portfolio composition
10%	Return on assets
10%	Return on equity
10%	Net interest income
10%	Net interest margin
10%	Efficiency ratio
10%	Wholesale funds

The specific targets for each metric will be established by the Compensation Committee of Mercantile’s Board of Directors.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward the bonus pool under the 2014 Executive Officer Plan. The accumulated percentage for each individual target attained will be applied to the maximum bonus pool amount of $213,600 to determine the total amount of the bonus pool to be awarded. For example, if the first four factors are attained and the next five factors are not attained, the bonus pool under the 2014 Executive Officer Plan would be $213,600 x 50% = $106,800.

The bonus pool will be paid to each executive officer pro rata based on a uniform percentage of the executive officer’s 2014 salary (not to exceed 20% of each executive officer’s 2014 salary). Any bonus awards that are earned under the Executive Officer Plan will be paid to the executive officers on or before August 10, 2014.

Payments under the 2014 Executive Officer Plan are subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Board of Directors of the Bank.

2013 Bonus Plan

On May 23, 2013, we adopted an executive officer bonus plan for 2013 (the “2013 Executive Officer Plan”). The 2013 Executive Officer Plan provided for cash bonuses for Mr. Price, Mr. Kaminski, and Mr. Christmas.

Bonuses were paid from the bonus pool under the 2013 Executive Officer Plan only if bonuses under the 2013 Mercantile Bonus Plan for non-executive officers (the “Bank-Wide Bonus Plan”) were paid at the maximum amount established in the Bank-Wide Bonus Plan. The maximum amount that could be paid from the bonus pool under the 2013 Executive Officer Plan was $206,800.

The bonus pool under the 2013 Executive Officer Plan was based on the achievement of targets under the following 2013 metrics, which were established by the Compensation Committee of our Board of Directors:

Percentage of Total	Metric	Target	Results
20%	Net loan growth	Total loans of $1.040 billion at December 31, 2013	$1.053 billion

10%	Reduction in non- performing assets	Reduced to 1.50% of total assets by December 31, 2013	0.67%

10%	Adjustments in loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans at 55% of total loans by December 31, 2013	55.56%

10%	Return on assets	0.80% for all of 2013*	1.38%

10%	Return on equity	7.25% for all of 2013*	12.82%

10%	Net interest income	$45.340 million for all of 2013	$47.456 million

10%	Net interest margin	3.60% for all of 2013	3.73%

10%	Efficiency ratio	70.70% for all of 2013*	61.80%

10%	Wholesale funds	Under 25% for all of 2013	21.96%

(*)	Excluding bonus accrual and merger costs.

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

Each individual target was required to be met or exceeded in order for the percentage associated with that metric to be credited toward the bonus pool under the Executive Officer Plan. The accumulated percentage for each individual target attained was applied to the maximum bonus pool amount of $206,800 to determine the total amount of the bonus pool to be awarded. For example, if the first four factors were attained and the next five factors were not attained, the bonus pool under the 2013 Executive Officer Plan would be $206,800 x 50% = $103,400.

The bonus pool under the 2013 Executive Officer Plan was payable to each executive officer pro rata based on a uniform percentage of the executive officer’s 2013 salary (not to exceed 20% of each executive officer’s 2013 salary).

Based on our attainment of the targets established in the 2013 Executive Officer Plan, the maximum bonus pool of $206,800 was paid to our officers as follows: Mr. Price, $94,800, Mr. Kaminski, $61,000, and Mr. Christmas, $51,000, which is 20% of each officer’s salary. Payments under the 2013 Executive Officer Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2012 Bonus Plans

Following our exit from the Capital Purchase Program, on June 28, 2012, our Board of Directors adopted two executive officer bonus plans for 2012. One is the 2012 Mercantile Senior Executive Officer Bonus Plan for Michael H. Price (the “Price Plan”), which provided for a bonus for Mr. Price. The other is the 2012 Mercantile Senior Executive Officer Bonus Plan for Robert B. Kaminski, Jr. and Charles E. Christmas (the “Kaminski Christmas Plan”), which provided for a bonus for Mr. Kaminski and Mr. Christmas.

The bonuses under each plan were payable from a shared bonus fund. The bonus fund was available for bonuses under the Price Plan, the Kaminski Christmas Plan, and the 2012 Mercantile Non-Senior Executive Officer Bonus Plan (as amended) (the “Three Plans”). The shared bonus fund equaled the amount, if any, by which (a) the 2012 consolidated net income of Mercantile and its consolidated subsidiaries, before federal income tax expense and excluding any pre-tax bonus expense (“2012 Net Income”), exceeded 1.68 times (b) 2011 consolidated net income, before federal income tax expense (“2011 Net Income”). Actual residential mortgage loan sale and referral fee income, and related employee commissions, were excluded from the calculation of 2012 Net Income and 2011 Net Income.

The bonus amount payable to Mr. Price under the Price Plan was 80% of the salary that was paid to him for the period from July 1, 2012 through December 31, 2012, to the extent that the shared bonus fund was large enough. We limited the amount of Mr. Price’s salary taken into account for purposes of the bonus calculation due to the restriction on bonus payments to Mr. Price, our most highly compensated employee, during the period of our participation in the Capital Purchase Program. The bonus amount payable to Mr. Kaminski and Mr. Christmas under the Kaminski Christmas Plan was, for each, 35% of the salary paid to him for the period from January 1, 2012 through December 31, 2012, to the extent that the shared bonus fund was large enough. In the event that the shared bonus fund was not large enough to fully fund all bonuses under the Three Plans, (i) 3.5% of the shared bonus fund would be allocated to the Price Plan, (ii) 4.2% of the shared bonus fund would be allocated to the Kaminski Christmas Plan, and between Mr. Kaminski and Mr. Christmas based on each officer’s maximum payout under the plan, and (iii) the bonus otherwise payable to Mr. Price, Mr. Kaminski and Mr. Christmas under the plans would be limited to the allocated amounts.

Our 2012 Net Income was 2.0 times our 2011 Net Income. Based on the amount allocated to the shared bonus fund, Mr. Price received a bonus of $189,600, which is 80% of the base salary paid to him for the period of July 1, 2012 through December 31, 2012. Mr. Kaminski and Mr. Christmas received a bonus of $106,750 and $89,250, respectively, which is 35% of their respective base salaries for January 1, 2012 through December 31, 2012.

Lump Sum Payments Made December 2, 2011

In November of 2011, our Compensation Committee recommended to our Board of Directors that a one-time lump sum payment be made to each of our officers, other than Mr. Price. The lump sum payment, for each officer, was calculated at 5% of the officer’s annual salary, as then in effect. Mr. Price was not eligible for a lump sum payment because we participated in the Treasury’s Capital Purchase Program in 2011. Under that program, Mr. Price, as our most highly compensated employee, was not permitted to receive a payment of this type. The lump sum payments were approved by our Board, and made on December 2, 2011.

Stock Incentive Plan

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contributions to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

There is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interests of our shareholders. Due to the evolution of regulatory, tax and accounting treatment of stock-based compensation, and the importance of stock-based compensation in retaining and motivating our key employees, we have utilized other forms of stock-based compensation in addition to stock options. In 2006, 2007, 2008 and 2012, we granted restricted stock to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

As originally adopted, our Stock Incentive Plan of 2006 provided that restricted stock would be subject to a minimum vesting period of three years. On November 29, 2012, our Board approved an amendment to the 2006 plan which decreased the minimum vesting period to two years. We believe that a two-year vesting period is a sufficiently long retention period that is consistent with our goal to provide value and motivation to our executive officers.

Historically, we have made stock-based awards annually in the Fall in conjunction with the performance review of our executive and other officers. It has been our practice, when awards of stock options and restricted stock are made, to make them to all recipients on the same date. We made no stock-based compensation awards from 2009 through 2011, reflecting the stressed economic conditions and resulting impact on our earnings performance and financial condition, especially during 2009 and 2010. We awarded shares of restricted stock to 33 key employees in 2012, including our executive officers. We made no stock-based compensation awards in 2013 due to the pending merger with Firstbank.

We do not have stock ownership requirements or guidelines for our executive officers.

Perquisites

We limit the perquisites that we make available to our executive officers. We believe that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage, or similar benefits for our executive officers or other employees.

During 2013, we provided the following perquisites for our executive officers:

•

in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life and disability insurance, and long term care insurance; and

•	one local country club membership was provided for Mr. Price, which he made significant use of in connection with our business.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure some or all of the performance-based portion of our executive compensation so that it will not be subject to the deduction limitations of Section 162(m).

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. We provide for each eligible participant a matching contribution to the 401(k) plan. We made a 2% matching contribution beginning in May of 2011, which we increased to 3% in January of 2012 and increased to 4% in October of 2012. Effective January 1, 2014, we make a matching contribution that “dollar for dollar” is equal to the first 4.25% of each participant’s contribution to the 401(k) plan. All our executive officers participated in our 401(k) plan during 2013.

All employees, except our executive officers, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers in their employment agreements.

Overview of the Compensation Process

The composition of compensation for our executive officers can include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan, if any, for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, in years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Human Resource Director and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Human Resource Director makes compensation recommendations to the Compensation Committee for each of our executive officers. The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Human Resource Director’s process of formulating her recommendations, she may confer with our Chairman of the Board, President and Chief Executive Officer. Our executive officers are not present when our Human Resource Director makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers.

Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with our Senior Risk Officer every six months, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk. The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years. The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement. The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain “clawback” provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Shareholder Advisory Vote on Executive Compensation

At our 2013 annual meeting, our shareholders voted on an advisory proposal to approve the compensation of our executive officers as disclosed in our proxy statement for that annual meeting. Approximately 97% of the 4,783,918 votes cast on the proposal voted in favor of the proposal. While our Compensation Committee considered the result of this vote, and viewed the result as favorable, the Compensation Committee did not change any of its compensation policies or procedures based on the result of the vote.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the three years ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensa- tion ($)(5)	Total ($)
Michael H. Price	2013	474,000	—	—	—	94,800	36	33,510	602,346
Chairman of the Board,	2012	474,000	189,600	114,400	—	—	—	30,227	808,227
President and Chief Executive	2011	474,000	—	—	—	—	—	27,880	501,880
Officer of Mercantile, and Chairman of the Board and Chief Executive Officer of the Bank
Robert B. Kaminski, Jr.	2013	305,000	—	—	—	61,000	6	25,490	391,496
Executive Vice President,	2012	305,000	106,750	71,500	—	—	12	23,441	506,703
Chief Operating Officer and	2011	305,000	15,250	—	—	—	—	17,672	337,922
Secretary of Mercantile, and President, Chief Operating Officer and Secretary of the Bank
Charles E. Christmas	2013	255,000	—	—	—	51,000	—	25,202	331,202
Senior Vice President, Chief	2012	255,000	89,250	71,500	—	—	—	23,079	438,829
Financial Officer and	2011	255,000	12,750	—	—	—	—	16,379	284,129
Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

(1)	Bonuses were paid for 2012 pursuant to the terms of the 2012 bonus plans. For Mr. Kaminski and Mr. Christmas in 2011, these amounts were one-time lump sum payments.

(2)	Refer to Note 9, “Stock-Based Compensation,” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2013, for the relevant assumptions used to determine the valuation of the stock awards.

(3)	Payments were made for 2013 pursuant to the terms of the 2013 Executive Officer Plan. We did not establish a non-equity incentive plan for executive officers for 2012 or 2011.

(4)	The amounts shown above are the above-market interest credited to the accounts of the executive officers for the applicable year on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(5)	Includes for 2013 (a) matching contributions to the 401(k) plan accounts of Messrs. Price, Kaminski, and Christmas in the amounts of $10,200 each; (b) life, disability, and long term care insurance premiums paid on policies insuring them; (c) a country club membership for Mr. Price; and (d) cash dividends paid on restricted stock.

Employment Agreements

The Bank and Mercantile have entered into employment agreements with our executive officers, Messrs. Price, Kaminski and Christmas, that provide for their employment, annual base compensation, and severance, as well as confidentiality and non-compete arrangements. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of each of the executive officers as follows: for Mr. Price, $474,000 for 2013 and $490,000 for 2014, for Mr. Kaminski, $305,000 for 2013 and $315,000 for 2014, and for Mr. Christmas, $255,000 for 2013 and $263,000 for 2014.

In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under the 2013 Executive Officer Plan, our officers received the following bonus payments for 2013: Mr. Price — $94,800, Mr. Kaminski — $61,000 and Mr. Christmas — $51,000, which is 20% of each officer’s base salary.

Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, is included below under the heading “Potential Payments Upon Termination or Change In Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for 2013 that salary and bonus were of total compensation ranged from approximately 77% to 79% for our executive officers.

Grants of Plan-Based Awards In 2013

The following table provides information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2013.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
Michael H. Price	—	—	—	—	—	—	—	—	—	—	—
Robert B. Kaminski, Jr.	—	—	—	—	—	—	—	—	—	—	—
Charles E. Christmas	—	—	—	—	—	—	—	—	—	—	—

Outstanding Equity Awards At 2013 Fiscal Year-End

The following table provides information as of December 31, 2013 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael H. Price	2,893	—	—	33.674	10/27/2014	8,000	172,640	—	—
	867	—	—	33.674	10/27/2014	—	—	—	—
	1,852	—	—	35.883	11/16/2015	—	—	—	—
	2,006	—	—	35.883	11/16/2015	—	—	—	—
Robert B. Kaminski, Jr.	2,893	—	—	33.674	10/27/2014	5,000	107,900	—	—
	288	—	—	33.674	10/27/2014	—	—	—	—
	2,364	—	—	35.883	11/16/2015	—	—	—	—
	941	—	—	35.883	11/16/2015	—	—	—	—
Charles E. Christmas	2,893	—	—	33.674	10/27/2014	5,000	107,900	—	—
	2,623	—	—	33.674	11/16/2015	—	—	—	—
	683	—	—	35.883	11/16/2015	—	—	—	—

(1)	The vesting dates for the options shown, in the order listed in the column for each officer, are for (a) Mr. Price: October 28, 2005, January 1, 2006, November 17, 2006, and January 1, 2007; (b) Mr. Kaminski: October 28, 2005, January 1, 2006, November 17, 2006, and January 1, 2007; and (c) Mr. Christmas: October 28, 2005, November 17, 2006, and January 1, 2007.

(2)	The vesting date for the shares of restricted stock shown is November 29, 2014. The shares of restricted stock are subject to forfeiture and restrictions on transfer until they vest.

Option Exercises And Stock Vested In 2013

The following table provides information regarding the exercise of stock options and vesting of restricted stock during 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Price	8,560	37,150	—	—
Robert B. Kaminski, Jr.	5,515	23,935	—	—
	7,240	114,899	—	—
Charles E. Christmas	4,630	16,714	—	—
	6,060	91,748	—	—

(1)	The value realized is based on the number of shares exercised times the market value of the shares on the exercise date, less the exercise price. For Mr. Price, the exercise date was November 11, 2013, the market value per share on that date was $22.08 and the exercise price was $17.74. For Mr. Kaminski, the exercise date was November 11, 2013, the market price per share on that date was $22.08, and the exercise price was $17.74 and $6.21, respectively. For Mr. Christmas, the exercise date was November 15, 2013, the market value per share on that date was $21.35, and the exercise price was $17.74 and $6.21, respectively.

Nonqualified Deferred Compensation For 2013

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Michael H. Price	208,000	—	3,346	—	211,346
Robert B. Kaminski, Jr.	—	—	142	—	4,451
Charles E. Christmas	—	—	—	—	—

(1)	The earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. The above-market portion of this interest in 2013 is reported for Mr. Price and Mr. Kaminski in the Summary Compensation Table. The amounts so reported are for Mr. Price, $36 and for Mr. Kaminski, $6. The above-market portion is the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(2)	The amount for Mr. Kaminski that was reported as compensation in the Summary Compensation Tables for previous years is $3,079.

Executive Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his deferred compensation account, a lump sum payment or installment payments, whichever he elected, after he leaves employment with us due to normal retirement, early termination, disability, or change of control. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

The plan was amended in 2008 to provide participating executive officers with additional options to select specified dates for withdrawal. The ability to select specified withdrawal dates applies to amounts already deferred, as well as amounts that are deferred in the future. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with our executive officers, Messrs. Price, Kaminski and Christmas. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause;

•	during the employment period, due to disability or death; or

•	after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of the officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

Each employment agreement provides the executive officer with compensation and benefits in the event that his employment is terminated by us without Cause or the officer elects to terminate his employment for Good Reason during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) for Mr. Price, $500,000, and for Mr. Kaminski or Mr. Christmas, $250,000; in either case payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses.

For a termination by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

If an executive officer becomes disabled or dies during the employment period, he is entitled to compensation and benefits under his employment agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit for Mr. Price is $250,000. The death benefit for Mr. Kaminski and Mr. Christmas is $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

In general, stock options granted under the 2000 Employee Stock Option Plan, 2004 Employee Stock Option Plan and Stock Incentive Plan of 2006 that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his vested stock options may be exercised within 12 months after the date of termination, but not later than the expiration date of the option.

Under the employment agreements, in the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that he may then have under any of our stock option plans. In addition, the Stock Incentive Plan of 2006 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for cause, whether or not the options are vested.

If an executive officer terminates employment due to death or disability, then restricted stock granted to him under the Stock Incentive Plan of 2006 will be partially vested. Also, if an executive officer terminates employment due to retirement, or we terminate his employment other than for cause, then restricted stock granted to him under the plan will be partially vested.

The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee also has discretion to accelerate the vesting of restricted stock.

Each executive officer will also receive a distribution of his account under the deferred compensation plan upon his termination of employment. Distributions will generally be delayed for six months after the termination of employment, to the extent required by Section 409A of the Internal Revenue Code. However, if employment is terminated due to cause, or if an executive officer is subject to a final removal or prohibition order issued by a federal banking agency, then the executive officer will only receive a distribution of his own deferrals, without any interest credits.

Termination After the Employment Period

The employment agreements provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Price of $500,000, and for Mr. Kaminski or Mr. Christmas of $125,000; payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses.

Obligations of Executive Officers

Under the employment agreements, the officers agree not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his employment with us, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

Table of Potential Payments Upon Termination of Employment

The following table provides information regarding compensation and benefits payable to Messrs. Price, Kaminski and Christmas under the employment agreements or the Stock Incentive Plan of 2006 upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 31, 2013, the last business day of our 2013 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment. The value of restricted stock that would have become vested due to death or disability is based on the closing stock price of $21.58 on December 31, 2013.

	During Employment Period				After Employment Period and Before Age 65, Termination Without Cause or Due to Base Salary Reduction ($)(5)
Name	Termination Without Cause or for Good Reason ($)(1)	Termination Due to Death ($)		Termination Due to Disability ($)(4)		Retirement at or After Age 65 ($)(6)
Michael H. Price	1,542,475	693,513	(2)	1,617,285	620,475	93,513
Robert B. Kaminski, Jr.	1,004,091	508,446	(3)	1,152,365	214,091	58,446
Charles E. Christmas	853,651	508,446	(3)	1,052,436	213,651	58,446

(1)	Includes (a) annual base salary through the end of 2016 for Mr. Price, $1,422,000, Mr. Kaminski, $915,000, and Mr. Christmas, $765,000; (b) life, disability and medical insurance premiums for 18 months for Mr. Price, $16,962, Mr. Kaminski, $20,645, and Mr. Christmas $20,205; (c) out-placement, office and related expenses of $10,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without cause, for Mr. Price, $93,513, for Mr. Kaminski, $58,446 and for Mr. Christmas, $58,446, which value would not apply and should be subtracted in the case of a termination by the officer for Good Reason.

(2)	Includes payment of death benefit from us of $250,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000, and the value of restricted shares that would have become vested due to death of $93,513.

(3)	Includes payment of death benefit from us of $100,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000, and the value of restricted shares that would have become vested due to death of $58,446.

(4)	Includes (a) annual base salary through the end of 2016 for Mr. Price, $1,422,000, Mr. Kaminski, $915,000, and Mr. Christmas, $765,000; (b) life, disability and medical insurance premiums until age 65 for Mr. Price, $101,772 (calculated at $11,308 annually), Mr. Kaminski, $178,919 (calculated at $13,763 annually) and Mr. Christmas, $228,990 (calculated at $13,470 annually); and (c) the value of restricted shares that would have become vested due to disability, for Mr. Price, $93,513, for Mr. Kaminski, $58,446, and for Mr. Christmas, $58,446. In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Price, $116,160, Mr. Kaminski, $96,000, and Mr. Christmas, $89,700. If the disability was catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 32% to 58% more, depending on the executive officer.

(5)

Includes (a) for Mr. Price, $500,000, and Mr. Kaminski and Mr. Christmas, $125,000; (b) life, disability and medical insurance premiums for 18 months for Mr. Price, $16,962, Mr. Kaminski, $20,645, and Mr. Christmas $20,205; (c) out-placement, office and related expenses of $10,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without cause, for Mr. Price, $93,513, for Mr. Kaminski, $58,446 and for Mr. Christmas, $58,446, which value would not apply and should be subtracted in the case of a termination by the officer because of a reduction in his base salary. The amounts are calculated as though the employment period had ended before December 31, 2013.

(6)	Includes the value of restricted shares that would have become vested at retirement. The amounts are calculated as though the officer had reached 65 years of age as of December 31, 2013.

Change in Control

The employment agreements do not contain provisions that provide payments based on the occurrence of a change in control of Mercantile. Options granted under the Stock Incentive Plan of 2006, according to their terms when granted, become fully vested upon a change in control and are exercisable during their remaining term, even if an executive officer’s employment terminates during the option term. According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2006 become fully vested upon a change in control. A “change in control” is defined in the Stock Incentive Plan of 2006 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 40% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Each executive officer will receive a distribution of his account under the deferred compensation plan, if his employment terminates within 12 months after a change in control. The value of each officer’s account as of December 31, 2013 is shown above in the table under the heading “Nonqualified Deferred Compensation For 2013.”

Potential Payments Upon a Change in Control

The following table provides information regarding the value of benefits that would be provided to Messrs. Price, Kaminski and Christmas in the event of a change in control of Mercantile. While we do not have specific change in control agreements, under our Stock Incentive Plan of 2006 there are provisions regarding a change in control. The amounts shown assume that the change in control occurred as of December 31, 2013, the last business day of our 2013 fiscal year, and include estimates of the value of restricted stock that would be vested upon a change in control. The actual amounts would only be determined upon a change in control.

	Accelerated Vesting Upon Change in Control
Name	Stock Options ($)	Restricted Stock ($)(4)
Michael H. Price (1)	—	172,640
Robert B. Kaminski, Jr. (2)	—	107,900
Charles E. Christmas (3)	—	107,900

(1)	Includes 8,000 shares of restricted stock that would have vested for Mr. Price.

(2)	Includes 5,000 shares of restricted stock that would have vested for Mr. Kaminski.

(3)	Includes 5,000 shares of restricted stock that would have vested for Mr. Christmas.

(4)	Based on the closing stock price for our common stock of $21.58 per share as of December 31, 2013.

Director Compensation For 2013

The following table provides information about the compensation of our directors for the year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Kirk J. Agerson	30,800	—	—	—	—	450	31,250
David M. Cassard	40,900	—	—	—	—	450	41,350
Edward J. Clark	33,800	—	—	—	494	450	34,744
John F. Donnelly	30,900	—	—	—	—	450	31,350
Michael D. Faas	26,950	—	—	—	47	450	27,447
Doyle A. Hayes	36,600	—	—	—	—	450	37,050
Susan K. Jones	33,800	—	—	—	—	450	34,250
Lawrence W. Larsen (6)	1,700	—	—	—	20	—	1,720
Calvin D. Murdock	38,650	—	—	—	—	450	39,100
Timothy O. Schad	29,950	—	—	—	42	450	30,442

(1)	Our Chairman of the Board, President and Chief Executive Officer, Mr. Price, and our Executive Vice President, Chief Operating Officer and Secretary, Mr. Kaminski, who are also directors, have been omitted from this table because they received no special compensation for serving on our Board of Directors. Their compensation is included in the Summary Compensation Table.

(2)	No stock awards were made to our non-employee directors during 2013. As of December 31, 2013, Mr. Agerson, Mr. Cassard, Mr. Clark, Mr. Donnelly, Mr. Faas, Mr. Hayes, Mrs. Jones, Mr. Murdock and Mr. Schad each held a restricted stock award of 1,000 shares.

(3)	No option awards were made to our non-employee directors during 2013. As of December 31, 2013, our non-employee directors held the following option awards to acquire our common stock: Mr. Cassard, Mr. Clark, Mr. Hayes, Mrs. Jones, Mr. Larsen, and Mr. Murdock, one option award each, covering for each 578 shares.

(4)	The amounts shown above are above-market interest credited to the accounts of the directors for 2013 on compensation they have deferred under our non-qualified deferred compensation plan for directors. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(5)	Includes cash dividends paid on restricted stock.

(6)	Mr. Larsen resigned from our Board of Directors in 2013.

Compensation Arrangements for Non-employee Directors

Each of our directors is also a director of the Bank, which is a wholly-owned subsidiary of Mercantile. The table above includes compensation earned for service on the Boards of Directors of Mercantile and the Bank. For 2013, our non-employee directors of the Bank were paid an annual retainer of $12,000, and a fee of $750 for each meeting of the Board of Directors of the Bank that they attended, except for meetings that focus on loans for which the fee is $700. In addition, non-employee directors were paid a meeting fee of $700 for each meeting of the Audit Committee, $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee, and $400 for each meeting of other committees of the Board of Directors of the Bank that they attended. Non-employee directors were also paid fees of the same amount for meetings of Mercantile’s Board of Directors and its committees, when for Board meetings there was not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there was not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that were held by telephone or other remote communications equipment, the meeting fees were the lesser of one-half the amount described above or $350. One annual retainer fee was also paid to each director who served as Chairman of the Audit Committees, the Compensation Committees and the Governance and Nominating Committees of Mercantile’s and the Bank’s Boards of Directors. The annual retainer was, for the Chairman of the Audit Committees — $7,000, for the Chairman of the Compensation Committees — $5,000, and for the Chairman of the Governance and Nominating Committees — $5,000. The director who serves as Facilitator for executive sessions of our Board of Directors receives a meeting fee of $400 for each executive session of the Board for which the director serves as Facilitator.

Directors are eligible to receive stock-based awards under our Stock Incentive Plan of 2006 that was approved by our shareholders at their 2006 annual meeting. No stock-based awards were made to our directors in 2013.

The Compensation Committee of our Board of Directors reviews director compensation at least annually, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate. The fees for non-employee directors were most recently increased on January 1, 2012, based on a recommendation of our Compensation Committee and approval of our Board of Directors.

Director Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan for directors. Directors who participate in the plan may elect to defer up to 100% of their annual retainer and meeting fees. Under the plan, the amount of any director’s fees that are deferred is credited with interest quarterly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

The plan was amended in 2008 to provide participating directors with additional options to select specified dates for withdrawal. The ability to select specified withdrawal dates applies to amounts already deferred, as well as amounts that are deferred in the future. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Transactions with Related Persons

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

Information about a lease transaction involving the Bank and a company one of our directors has a relation to, is set forth under the heading “Compensation Committee Interlocks and Insider Participation” in this proxy statement, and is incorporated here by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings, we believe that all reports required to be filed under Section 16(a) for 2013 were timely filed.

Proposal #2

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected BDO as our independent registered public accounting firm for the year ending December 31, 2014. BDO began serving as our independent auditor for the fiscal year ended December 31, 2007. Services provided to us by BDO in 2013 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our shareholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2014. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO for 2013 and 2012.

	2013	2012
Audit Fees (1)	$288,340	$254,371
Audit-Related Fees (2)	78,729	16,646
Tax Fees	0	0
All other fees	0	0

(1)	Includes the fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and accounting-related consultations for 2013 and 2012. Also includes fees for professional services rendered in connection with our pending merger with Firstbank, including preparation of the Form S-4 registration statement and responding to SEC comment letters for 2013.

(2)	Includes fees related to audit of employee benefit plan for 2013 and 2012. Also includes fees for professional services rendered in connection with the pending merger.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

Proposal #3

Advisory Vote on Executive Compensation

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Mercantile Bank Corporation’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2013 is reasonable, appropriate and justified by Mercantile’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

Shareholder Proposals for 2015 Annual Meeting

A proposal submitted by a shareholder for the 2015 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by November 15, 2014 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2015 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least January 29, 2015, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2015 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement.

Other Matters

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

002CSN33C6

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2014.
Vote by Internet
• Go to www.envisionreports.com/MBWM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Kirk J. Agerson	☐	☐	02 - David M. Cassard	☐	☐	03 - Edward J. Clark	☐	☐
04 - John F. Donnelly	☐	☐	05 - Michael D. Faas	☐	☐	06 - Doyle A. Hayes	☐	☐
07 - Susan K. Jones	☐	☐	08 - Robert B. Kaminski, Jr.	☐	☐	09 - Calvin D. Murdock	☐	☐
10 - Michael H. Price	☐	☐	11 - Timothy O. Schad	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014.	☐	☐	☐	3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on April 24, 2014:

Our notice and proxy statement and 2013 annual report are available at

www.envisionreports.com/MBWM.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Mercantile Bank Corporation	+

310 Leonard Street NW

Grand Rapids, Michigan 49504

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders to be held April 24, 2014

The undersigned hereby appoints Susan K. Jones and Timothy O. Schad, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on April 24, 2014, and at all adjournments or postponements thereof, with all powers that the undersigned would have if present at the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Vote by Internet
• Go to www.envisionreports.com/MBWM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Mercantile Bank Corporation Shareholder Meeting to be Held on April 24, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The notice of meeting, proxy statement, and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/MBWM to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 11, 2014 to facilitate timely delivery.

¢	C O Y	+

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Shareholder Meeting Notice

Mercantile Bank Corporation’s Annual Meeting of Shareholders will be held on April 24, 2014 at Kent Country Club, 1600 College Avenue NE, Grand Rapids, MI 49505, at 9:00 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1.	Election of Directors: Kirk J. Agerson, David M. Cassard, Edward J. Clark, John F. Donnelly, Michael D. Faas, Doyle A. Hayes, Susan K. Jones, Robert B. Kaminski, Jr., Calvin D. Murdock, Michael H. Price, Timothy O. Schad.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014.

3.	Advisory approval of the compensation of our named executive officers.

4.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Mercantile Bank Corporation 2014 Annual Meeting of Shareholders

If you have questions about attending or would like directions to the Annual Meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→

Internet – Go to www.envisionreports.com/MBWM. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→

Email – Send email to investorvote@computershare.com with “Proxy Materials Mercantile Bank Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 11, 2014.

01RR6B